                               SOFTWARE AGREEMENT

         This Software Agreement (this "Agreement") is effective as of this 6th day of January, 2000, between Enron Energy Services, LLC, a Delaware limited liability company ("EES"), and EMW Energy Services Corp., a Delaware corporation (the "Company").

         EES and Company agree as follows:

1.       DEFINITIONS.   The following capitalized terms shall be used in this
Agreement with the meanings set forth in this Section 1:

         (a) "ASSIGNED SOFTWARE" means those EES computer programs in source code and machine-readable object code form identified in Schedule A with the functionality set forth in Schedule B, together with any Updates provided hereunder.

         (b) "DOCUMENTATION" means all user manuals, handbooks, written reports, flowcharts, specifications, analyses and other written materials regarding the Assigned Software which are supplied by EES at the time of this Agreement.

         (c) "FIELD OF USE" means the Small Commercial and Residential Businesses as defined in the purpose clause of the amended and restated charter for the Company as in effect on the Closing Date and as amended from time to time.

         (d) "MAINTENANCE AND SUPPORT SERVICES means the Services described in Schedule C.

         (e) "NONCOMPETITION AGREEMENT" means the Noncompetition Agreement dated as of January 6, 2000, entered into by Enron Corp., EES, and the Company.

         (f) "SPECIFICATIONS" mean the specifications attached as Schedule B.

         (g) "THIRD PARTY SOFTWARE" means the third party software identified on Schedule A.

         (h) "TAXES" means any and all governmental or quasi-governmental taxes, assessments, levies, duties, fees, charges and withholdings of any kind or nature whatsoever and howsoever described, including income, gross receipts, franchise, sales, use, excise, property, capital, value added, stamp, transfer, intangible, employment, occupation, generation, privilege, utility, BTU, gathering, energy, consumption, lease, permit, license, filing, custom, and recording tax, together with any and all penalties, fines, additions, or interest thereon.

         (i) "UPDATES" means the Assigned Software as modified and supplied to Company by EES pursuant to Section 6(b).

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2.       OWNERSHIP AND ASSIGNMENT.

         (a) ASSIGNMENT OF JOINT OWNERSHIP INTEREST IN ASSIGNED SOFTWARE. In consideration of the Contribution and Subscription Agreement dated as of December 23, 1999, entered into by EES, the Company and certain other persons, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, EES hereby agrees to assign and transfer and hereby assigns and transfers to Company an undivided joint and equal interest in and to the Assigned Software, and any intellectual property rights (other than trademarks, tradenames, servicemarks, or other indication of source) in and to the Assigned Software and Documentation. EES and Company hereby agree as follows with respect to their respective rights and duties as to the Assigned Software and Documentation:

                  (i) Until the end of the term of the Noncompetition Agreement, both EES and Company shall have the right to use, copy, operate, modify, and process the Assigned Software, and to use the Documentation in connection with the Assigned Software. Prior to the end of the term of the Noncompetition Agreement, Company shall not transfer, license, or assign the right to use, copy, operate, modify, and process the Assigned Software to any third party (other than as permitted in Section 14). Prior to the end of the term of the Noncompetition Agreement EES shall not transfer, license, or assign the right to use, copy, operate, modify, and process the Assigned Software in the residential business portion of the Field of Use to any third party (other than as permitted in Section 14). Any such prohibited transfer, license or assignment prior to the end of the term of the Noncompetition Agreement shall be void and ineffective, and EES and Company shall be entitled to injunctive relief to prevent such transfer, license or assignment by the other party prior to the end of the term of the Non-competition Agreement. Nothing in this Section 2(a)(i) shall prohibit EES from making any transfer, license or assignment of its right to use, copy, operate, modify, and process the Assigned Software to any third party for any use outside the residential business portion of the Field of Use or prevent EES from using the Assigned Software and Documentation.

                  (ii) Commencing at the end of the term of the Noncompetition Agreement, the restrictions on transfer, license, or assignment set forth in Section 2(a)(i) shall terminate, and both Company and EES shall both have the right to use, copy, operate, modify, and process the Assigned Software, and to use the Documentation in connection with the Assigned Software, and to license third parties (without the right to sublicense or utilize in connection with any form of service bureau activity) to use, copy, operate, modify, and process the Assigned Software solely for their own internal business purposes and to use the Documentation solely for their own internal business purposes in connection with the Assigned Software.

                  (iii) With respect to any transfers, licenses or assignments regarding the Assigned Software and Documentation, for any such transfer, license, or assignment to be effective, the party making or granting such transfer, license, or assignment must obligate any such transferee, licensee, or assignee to the restrictions on use, transfer, and confidentiality contained herein.

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         (b) If either party at any time shall become aware or receive notice of any infringement or misappropriation of the Assigned Software or the Documentation, then such party shall promptly give written notice thereof to other party setting forth all information in such party's possession regarding such infringement or misappropriation.

                  (i) Prior to the end of the term of the Noncompetition Agreement, if the infringement or misappropriation of the Assigned Software or the Documentation occurs solely in the residential business portion of the Field of Use then Company shall have the right (but not the obligation) to institute legal action to redress all such infringements or misappropriation. Prior to the end of the term of the Noncompetition Agreement, if the infringement or misappropriation of the Assigned Software or Documentation occurs in connection with any use other than the residential business portion of the Field of Use, then EES shall have the right (but not the obligation) to institute legal action to redress all such infringement or misappropriation. In either case, the party not instituting the legal action shall, at the filing party's expense, cooperate fully with the filing party in any legal action taken against any party alleged to be infringing, including, if necessary agreeing to be named as a party plaintiff in such suit.

                  (ii) Commencing at the end of the term of the Noncompetition Agreement, with respect to any intellectual property claims of infringement or misappropriation of the Assigned Software and the Documentation against third parties, both EES and Company shall have the right to sue in their own name (or if so required by the law of the forum, to bring suit in the name of other party or join the other party as a party plaintiff) for infringement or misappropriation of the Assigned Software. The other party shall have the right to join the suit as a plaintiff and shall be obligated to share equally in all out of pocket expenses and entitled to share equally in any monetary recovery. The party not responsible for instituting the legal action shall, at the filing party's expense, cooperate fully with the filing party in any legal action taken against any party alleged to be infringing, including, if necessary agreeing to be named as a party plaintiff in such suit.

                  (iii) In the event that the party with a right to institute an action hereunder fails to institute legal action within thirty (30) days of the notice described in Section 2(b) above, then the other party may institute such legal action, and the party that did not exercise its right to institute the action shall cooperate fully with the filing party in any legal action taken against any party alleged to be infringing, including, if necessary agreeing to be named as a party plaintiff in such suit. Any amount awarded or paid as a result of such legal action shall be first allocated in reimbursement of any costs and expenses incurred in pursuing such action, with any remaining amounts to be recovered by the party or parties instituting such litigation.

         (c) Except for transfers, licenses, assignments, or other exploitation of the Assigned Software or Documentation prohibited by this Agreement, each of EES and Company shall have no duty to compensate the other party for any transfer, license, assignment or other exploitation of the Assigned Software or Documentation. Each of EES and Company may transfer, license, assign, or otherwise exploit the Assigned Software or

         Documentation other than as prohibited in this Agreement without the consent of and without accounting to the other party.

         (d) EES covenants not to sue the Company (or any of its licensees or permitted assignees) for the infringement of any United States patents based on the use of the Assigned Software and the Documentation.

3.       RESTRICTIONS.

         (a) NO DISCLOSURE. The Assigned Software and Documentation contain Confidential Information (as defined in Section 4(a)) of both parties and are considered by both parties to constitute valuable trade secrets. Neither party shall attempt (i) to disclose, copy (except as provided herein), display, loan, publish, transfer possession of, or otherwise disseminate the Assigned Software or Documentation, in whole or in part, to any third party without the prior written consent of both parties unless subject to an obligation of confidentiality, or
         (ii) to use the Assigned Software and Documentation except as allowed in Section 2 of this Agreement. Each party shall limit use of and access to the Assigned Software and Documentation to such of that party's employees and agents as are involved in the utilization of the Assigned Software internally within that party and who are obligated to preserve the confidentiality thereof.

         (b) TRADEMARKS AND SERVICEMARKS. EES does not grant to Company any right to use any trademark, servicemark, tradename, logo, or other proprietary mark of EES. Similarly, Company does not grant to EES any right to use any trademark, servicemark, tradename, logo, or other proprietary mark of Company.

         (c) NOTIFICATION OF VIOLATION. Each party shall promptly report to the other party any actual or suspected violation of this Section 3 and shall take all reasonable and necessary further steps requested by the other party to prevent any further violation or remedy any such violation.

4.       CONFIDENTIAL INFORMATION AND CONFIDENTIALITY.

         (a) CONFIDENTIAL INFORMATION. As used in this Agreement, the term "Confidential Information" shall mean all trade secrets or confidential or proprietary information designated as such in writing by either EES or Company (a "Disclosing Party") to the other (the "Recipient"), whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the Disclosing Party to the Recipient. Notwithstanding the foregoing, information which is orally or visually disclosed or is disclosed in writing without an appropriate letter, proprietary stamp or legend shall constitute Confidential Information if the Disclosing Party (i) so indicates at the time of disclosure and (ii) within thirty (30) days after such disclosure, delivers to the Recipient a written document or documents designating or describing such Confidential Information and referencing the place and date of such oral, visual or written disclosure and the names of the employees or officers of the Recipient to whom such disclosure was made. The provisions of this

         Section 4(a) notwithstanding, Confidential Information shall not include any information to the extent it:

                  (i) is in the Recipient's possession at the time of disclosure otherwise than as a result of the Recipient's breach of any legal obligation;

                  (ii) becomes known to the Recipient through disclosure by sources other than the Disclosing Party who are not legally prohibited from disclosing such Confidential Information;

                  (iii) is independently developed by the Recipient without reference to, use of, or reliance upon the Disclosing Party's Confidential Information;

                  (iv) is generally available to the public through no fault of the receiving party; or

                  (v) is required to be disclosed by the Recipient in the opinion of its legal counsel to comply with applicable laws, governmental regulations, or court order provided that the Recipient provides prior written notice of such disclosure to the Disclosing Party as soon as commercially practicable (so as to allow the Disclosing Party to protect such Confidential Information) and takes reasonable and lawful actions, as specified by and at the expense of the Disclosing Party, to avoid and/or minimize the extent of such disclosure.

Notwithstanding the foregoing, all Confidential Information in the Assigned Software and Documentation delivered hereunder is Confidential Information of both EES and Company.

         (b) CONFIDENTIALITY. Each of EES and Company shall hold the other's Confidential Information in confidence and shall not disclose the other party's Confidential Information to any person except such of the Recipient's employees and agents who have a need to know such Confidential Information in the course of the performance of their duties for the Recipient and who are bound to preserve the confidentiality of the Confidential Information. The Recipient shall use Confidential Information only for the purpose for which it was disclosed and shall not otherwise use or exploit the Confidential Information for its own benefit or the benefit of another without the prior written consent of the Disclosing Party. Each of EES and Company shall take appropriate action by instruction or agreement with its employees and agents to satisfy its obligations under this Section 4(b). Each party shall promptly report to the other party any actual or suspected violation of this Section 4(b) and shall take all reasonable and necessary further steps requested by the other party to prevent any further violation or remedy any such violation.

         (c) RECORDS AND INSPECTION. Each of EES and Company shall maintain appropriate records of the number and locations of the original and all copies of the Confidential Information (including the Assigned Software and Documentation) and, upon request, make the Confidential Information readily available at each party's facilities for reasonable inspection by the other party or its agents.

5. DELIVERY AND INSTALLATION. Immediately after execution of the Agreement, EES shall deliver to Company the number of copies of the Assigned Software and the Documentation as set forth in Schedule A. Within thirty (30) days of written notice from Company that Company desires EES to install the Assigned Software, EES shall promptly install the Assigned Software at Company's principal business address in Houston, Texas and verify the proper operation thereof.

6.       MAINTENANCE AND SUPPORT SERVICES.

         (a) EES shall, at its expense, be obligated to provide Maintenance and Support Services as set forth on Schedule C for the Assigned Software delivered hereunder for a period of nine (9) months from the date hereof. In the event that an initial firm commitment underwritten public offering of shares of common stock of the Company registered under the Securities Act of 1933, as amended (an "IPO"), has not been consummated on or prior to nine (9) months following the Effective Date, EES shall, at the option of the Company (as described below), continue to provide to the Company the Maintenance and Support Services for the Assigned Software delivered under Section 5 (and, if Company exercises its option under Section 6(b), the Update) for an additional six (6) month period at EES' actual cost of providing such Services (including, but not limited to, an allocation of general and administrative costs and expenses, employee and employee benefit costs and expenses, and any out-of-pocket costs and expenses). Except as provided in this Section 6(a) or in Section 6(c), EES shall not be obligated to provide any Maintenance and Support Services with respect to the Assigned Software, and shall not be obligated to revise or update the Assigned Software in any manner whatsoever.

         (b) At the end of the nine (9) month period (and at the end of the fifteen (15) month period if extended) set forth in Section 6(a), EES grants the Company an option to have EES deliver to the Company a copy of the then current version of the Assigned Software and Documentation in use at EES (the "Update") on an "AS IS" basis to Company for Company's review and use subject to the restrictions of Section 2. Company shall exercise such option by notifying EES in writing of Company's intent to exercise such option at least two (2) weeks before the end of the nine (9) month (or, if relevant, fifteen (15) month) period. If the Company exercises this option, the Update shall be included in the definition of Assigned Software. In addition, whenever EES develops and places into production any improvements, corrections, modifications, or changes in or to the Assigned Software during the nine (9) month (or, if relevant, fifteen (15) month) period set forth in Section 6(a), EES agrees to provide such improvements, corrections, modifications, or changes on an "AS IS" basis to Company for Company's review and use subject to the restrictions of Section 2.


         (c) At the end of the the nine (9) month (or, if relevant, fifteen (15) month) period set forth in Section 6(a) and continuing for up to three years thereafter, EES shall offer to provide to Company, on those offered by EES to any similarly situated non-affiliated software customer, the Maintenance and Support Services set forth on Schedule C for the Assigned Software.

         EES's obligations under Section 6 shall not extend to any modifications or changes made to the Assigned Software made by the Company.

7. TRAINING SERVICES. EES shall provide reasonable training services for employees of the Company (as designated by the Company) for a period of six (6) months from the date hereof, but thereafter EES shall not be obligated to provide any training services with respect to the Assigned Software.

8.       LIMITED WARRANTY AND EXCLUSION OF WARRANTIES.

         (a) LIMITED WARRANTY ON ASSIGNED SOFTWARE. For a period of one hundred eighty (180) days from the date of delivery of the Assigned Software under Section 5, EES warrants to Company that:

                  (i) The Assigned Software, when properly used by the Company with the Third Party Software on the hardware currently used by EES and specified in Schedule B, performs in compliance with the Specifications for the number of residential customers currently serviced by EES. EES does not warrant that the operation of the Assigned Software will be uninterrupted or error-free except as expressly provided in the Specifications, that the Assigned Software when used with the Third Party Software will be functional for an unlimited number of customers or for all states or jurisdictions, that the Assigned Software will achieve the results desired by the Company, or that Company or EES employees or agents will be error-free in their use or application of the Assigned Software. In addition, EES warrants that the Documentation and the documentation available from third party software vendors is sufficient to enable a reasonably skilled software engineer reasonably experienced in risk management software to support, maintain and modify the Assigned Software.

                  (ii) No portion of the Assigned Software as delivered shall contain any "Traps" or, to EES's knowledge, "Viruses." "Virus" means a set of computer instructions which are self-replicating or self-propagating and are designed to contaminate the Assigned Software, consume computer resources, or modify, destroy, record or transmit data or programming without the intent or permission of the user. "Traps" means any software routines or hardware components designed by EES to permit unauthorized access, to disable or erase software, hardware or data, or to perform any other such actions which will have the effect of materially impeding the normal and expected operation of the Assigned Software. EES further warrants that prior to the delivery of any Assigned Software to Company under Sections 5, EES shall use commercially reasonable efforts to detect and screen out any Virus through the use of the current virus detection programs specified by Company in advance of the delivery of the Assigned Software under Sections 5.

                  (iii) To EES's knowledge, with respect to any year 2000 aspects of the Assigned Software itself, that when the Assigned Software is properly operated on hardware that is also year 2000 compliant and used in combination with other data and software that are year 2000 compliant, the Assigned Software shall (a) correctly recognize and process (including calculating, comparing, and sequencing) data into and between the 20th and 21st Centuries) and all date sorting by the Assigned Software that includes a "year category" shall be done based on the four-digit year format code; (b) include calendar year 2000 date conversion and compatibility capabilities, including date data value calculations and user interface date data values that reflect the century; (c) include the indication of the correct century in all date related user interface functions and data fields that indicate the calendar year; and (d) not adversely be affected by the change of the millennium and shall continue to perform in accordance with the Specifications in this Agreement.

                  (iv) To EES's knowledge, the Company's internal use of the Assigned Software in combination with the Third Party Software does not infringe the intellectual property rights of any third party.

         (b) UPDATE. For purposes of Section 8(a), the Assigned Software shall not include the Update, as the Update will be provided on an AS IS basis. No warranties, express or implied are made with respect to the Update, and none of the warranties set forth in Section (a) are made with respect to the Update.

         (c) SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY. The Company's sole and exclusive remedy for the breach of any of the warranties made herein is follows: Without cost to Company, EES agrees to correct promptly or otherwise remedy (by replacing or modifying the Assigned Software so long as the Assigned Software thereafter is essentially unchanged) any failure of the Assigned Software to meet the warranties set forth in Section 8(a) provided that the failure occurs during the foregoing warranty period and is reported no later than fourteen (14) days after the end of the warranty period. Any claims made after this time period shall not be considered warranty claims for the purposes of this Agreement. In order to obtain warranty coverage pursuant to this Agreement, Company must provide EES with written notice of the warranty claim, which notice must contain as much of the following as possible using commercially reasonable efforts: (i) a description of the failure to perform, (ii) a description of the operating conditions, including the specific hardware and software configuration, under which the failure to perform occurred, and (iii) a representative sample of inputs for repeating and analyzing the failure to perform. THE FOREGOING STATES COMPANY'S SOLE AND EXCLUSIVE REMEDY, AND EES' SOLE AND EXCLUSIVE LIABILITY FOR, ANY BREACH OF WARRANTY, DEFECT, FAILURE OR OTHER PROBLEM WITH THE ASSIGNED SOFTWARE WHATSOEVER.

         (c) EXCLUSIONS FROM WARRANTY COVERAGE. The provisions of Section 8(a) notwithstanding, EES shall have no obligation to make corrections, repairs, or replacements which result, in whole or in part, from (i) catastrophe, fault or negligence of Company, (ii) use of the Assigned Software in a manner for which it was not designed,

         (iii) modifications of the Assigned Software by the Company or anyone other than EES or its employees, agents and consultants, or (iv) causes external to the Assigned Software such as, but not limited to, power failure or electric power surges; provided, however, with respect to such exclusions, EES agrees to use reasonable efforts to assist Company in solving the failure of the Software to meet the warranties set forth in Section 8(a) so long as EES has personnel available to assist Company and Company pays EES for the time of such personnel at a reasonable fee to be set by EES.

         (e) DISCLAIMER OF OTHER WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, EES DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ASSIGNED SOFTWARE AND DOCUMENTATION, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.       INDEMNIFICATION.

         (a) INDEMNIFICATION. If notified promptly in writing of any action (and all prior related claims) brought against Company that arises out of or is based on a claim that the Assigned Software or Documentation infringes any United States patent, copyright or other intellectual property right of another (other than claims made by licensees of Company for which Company agrees to indemnify EES as set forth below), EES shall defend, indemnify and hold harmless the Company in such action at its expense and pay all costs (including reasonable attorneys' fees) and damages finally awarded in the action or settlement which are attributable to such claim, except as provided in
         Section 10 hereof. EES shall have sole control of the defense of any such action and all negotiations for its settlement or compromise. Company shall cooperate fully at its expense (except that EES shall pay or reimburse Company for all reasonable out-of-pocket expenses, including travel, lodging, meal, and photocopy expenses reasonably incurred by Company at EES' request) with EES in the defense, settlement or compromise of any such action. EES shall not be liable to Company on account of any amounts paid in settlement if such settlement is effected without EES's consent. Except in the case of EES' obligations under this Section 9, if notified promptly in writing, Company shall indemnify, defend, and hold harmless EES against any claim, expense, judgment, damage, or loss (including reasonable attorneys' fees) arising from any claim against EES by a third party which arises out of or in any way relates to (i) use by Company of the Assigned Software or Documentation; or (ii) any transfer, license or assignment regarding the Assigned Software or Documentation granted by Company except resulting from a breach of the warranty made in Section 8(a)(iv). The failure of the party seeking indemnity to promptly notify the other party of any action (or other related claims) shall not relieve the other party from any obligation which such other party would otherwise have pursuant to this Section 9 except to the extent that the other party has been materially prejudiced by such failure to promptly notify. The party defending an action will not settle it in a way that limits the other party's beneficial use without the other party's consent.

                  In the event that a final injunction is obtained against Company's use of the Assigned Software or Documentation by reason of the inability of EES to grant the rights granted in Section 2, infringement or misappropriation by the Assigned Software or Documentation of a United States intellectual property right or, if in EES' reasonable opinion the Assigned Software or Documentation is likely to become the subject of a successful claim of such infringement or misappropriation, EES shall, at its expense, either (i) procure for Company the right to continue using the Assigned Software and Documentation as provided in this Agreement or (ii) replace or modify the Assigned Software or Documentation so that it or they become non-infringing or not misappropriating (so long as the functionality of the Assigned Software is essentially unchanged).

         (b) EXCLUSIONS FROM INDEMNIFICATION. EES shall not have any liability to Company under this Section 9 to the extent that any infringement or claim thereof is based upon (i) use of the Assigned Software in combination with equipment or software not supplied hereunder and not contemplated to be used with the Assigned Software where the Assigned Software would not itself be infringing, (ii) use of the Assigned Software with an application or in an environment for which it was not designed or contemplated under this Agreement, (iii) modifications of the Assigned Software or Documentation by anyone other than EES or its employees, agents and consultants, or (iv) any claims of infringement of any patent, copyright or other intellectual property right in which Company or any affiliate of Company has an interest or license.

         (c) SOLE AND EXCLUSIVE REMEDY. The foregoing states EES' entire liability, and Company's sole and exclusive remedy, with respect to infringement or alleged infringement of patents, copyrights, and other intellectual property rights by the Assigned Software, the Documentation, or the use thereof.

10. LIMITATION OF LIABILITY. IN NO EVENT SHALL EES BE LIABLE TO COMPANY FOR ANY CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES BASED UPON LIABILITY FOR BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR ANY LIABILITY UNDER ANY OTHER LEGAL THEORY. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOST PROFITS, LOSS OF DATA, OR LOSS OF USE DAMAGES, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CREATION OR SUPPLYING OF THE ASSIGNED SOFTWARE AND DOCUMENTATION, EVEN IF EES WAS AWARE OF, NOTIFIED OF OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL COMPANY BE LIABLE TO EES FOR ANY CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES BASED UPON LIABILITY FOR BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR ANY LIABILITY UNDER ANY OTHER LEGAL THEORY. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOST PROFITS, EVEN IF COMPANY WAS AWARE OF, NOTIFIED OF OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.      TERMINATION.

         (a) TERMINATION BY EES. EES may terminate this Agreement and EES' obligations to Company hereunder if Company materially breaches its obligations under Sections 2, 3, 4, 9 or 14 of this Agreement by following the procedure specified in the next sentence. Prior to any such termination, EES shall provide written notice to Company of the material breach in sufficient detail to allow the Company to cure and if Company does not substantially cure the breach within sixty (60) days of such written notice, then EES may terminate this Agreement, and EES' obligations hereunder by notice to the Company. Such termination shall not prejudice EES' right to damages or any other remedy available at law or equity.

         (b) TERMINATION BY COMPANY. Company may terminate this Agreement at any time for convenience. Upon such termination, Company shall immediately
         (i) stop all use of the Assigned Software and Documentation, (ii) return to EES (or, at EES's option, destroy and certify in writing to EES that it has destroyed) the original and all copies of EES Confidential Information including, but not limited to, the original and all copies of the Assigned Software and Documentation, including archival copies, compilations, translations, partial copies, updates and modifications, if any, and (iii) delete all copies of the Assigned Software from its computer libraries or storage facilities.

         (c) SURVIVAL. The provisions of Sections 2, 3, 4, 9, 10 and 13 hereof shall survive the termination of this Agreement for any reason.

12.      NOTICES.

         (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid) as follows:

                 (i)      If to the Company, then to:

                          EMW Energy Services Corp.
                          c/o Enron Energy Services, LLC
                          1400 Smith Street
                          Houston, Texas 77002
                          Attention:  General Counsel
                          Facsimile:  (713) 646-2379

                 (ii)     If to EES, then to:

                          Enron Energy Services, LLC
                          1400 Smith Street
                          Houston, Texas 77002
                          Attention:  General Counsel
                          Facsimile:  (713) 646-2379

         (b) Each such notice or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section 12(a) (with confirmation of transmission), or (ii) if given by any other means, when delivered at the address specified in Section 12(a). Any party by notice given in accordance with this Section 12 to the other party may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

13.      GOVERNING LAW; ARBITRATION.

         (a) THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, OTHER THAN THE CONFLICT OF LAWS RULES THEREOF.

         (b) Any and all claims, counterclaims, demands, cause of action, disputes, controversies, and other matters in question arising under this Agreement or the alleged breach of any provision hereof, (all of which are referred to herein as "Disputed Claims"), whether such Disputed Claims arise at law or in equity, under State or federal law, for damages or any other relief, shall be resolved by binding arbitration in the manner set forth on SCHEDULE D.

14. ASSIGNMENT. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except as provided herein, either party may assign this Agreement without the consent of the other, except that EES may not assign this Agreement for the first eighteen (18) months of its term to an entity engaged in the Residential Business portion of the Field of Use without the consent of Company. The restrictions on the Assigned Software set forth herein, including those in Section 2, 3 and 4, shall not be affected, altered or changed by any assignment or transfer of this Agreement and no assignment or transfer of this Agreement shall conflict with the provisions of Section 2 or be effective to the extent that it conflicts with Section 2. In addition, the indemnification obligations contained herein are personal to the parties and any indemnification obligation owed to a party assigning this Agreement shall terminate upon assignment of this Agreement.

15.      GENERAL.

         (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between EES and Company with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the parties with respect to the subject matter hereof. EES makes no representations to Company except as expressly set forth herein.

         (b) FORCE MAJEURE. Neither party shall be liable for a delay in the performance of its obligations and responsibilities under this Agreement due to causes beyond its control, including, but not limited to, failures or delays in transportation or communication, failures or substitutions of equipment, labor disputes, accidents, shortages of labor, fuel, raw materials or equipment or technical failures, provided that the delayed party has taken reasonable measures to notify the other, in writing, of the delay. The time for completion of any obligation to which this provision applies shall be extended for a period equivalent to the delay; provided, however, that no such extension of performance shall require EES to perform any obligation under this Agreement beyond the date or dates specified in this Agreement.

         (c) EXPORT LAWS. Both parties shall comply with all export restrictions imposed by the United States government from time-to-time which apply to the Assigned Software and Documentation. Neither party shall export or re-export the Assigned Software or Documentation without first obtaining the necessary license or approvals from the appropriate government agency or department which may require such approval. Each party shall obtain and pay for all licenses and approvals required and any related charges, and shall indemnify, defend, and hold harmless the other party for any claim brought against that party based upon the exporting party's export or re-export activities in relation to the Assigned Software or Documentation.

         (d) WAIVER. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by the parties hereto. The provisions hereof may only be waived in writing by the parties hereto. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein and subject to Sections 10 and 13, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         (e) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         (f) HEADINGS. Section headings are for reference purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

         (g) RELATIONSHIP OF PARTIES. In the performance of its services hereunder, EES will at all times be an independent contractor, and this Agreement shall not constitute, nor be deemed to constitute, either party as an employee, agent, partner or joint venturer of the other.

         (h) TAXES. Both Parties agree to use reasonable efforts to administer this Agreement in accordance with their intent to minimize any Taxes applicable to this Agreement or any agreement associated herewith. Either Party may provide to the other a certificate of exemption or other reasonably satisfactory evidence of exemption from or right to reduction of any Taxes otherwise due. Both Parties agree to cooperate in obtaining any exemption or reduction in Taxes upon request by the other. However, EES will proceed on the assumption that any applicable Taxes are due unless and until Customer presents EES satisfactory proof that Customer is entitled to any claimed exemption or reduction in Taxes. Upon presentation of such proof, no retroactive adjustments will be made, but EES will assign to Customer, to the extent assignable, any claims for refund EES has with respect to any prior payments of Taxes. None of the amounts payable to EES under this Agreement include any new or existing Taxes, and Customer shall be responsible for, pay and/or reimburse EES for all Taxes and other charges imposed or levied by any taxing authority on or related to any commodities, services, work, activities, materials, property and payments provided for, delivered, purchased, sold, consumed, fabricated, used or leased under or with respect to this Agreement, including any of the same provided, owned or leased by Customer and/or provided by Customer to EES, and with respect to any other agreement related hereto or entered into as part of or in implementation of this Agreement and any activities contemplated hereby or thereby, but not those in the nature of Taxes on EES

          (i) COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same Agreement. All signatures need not be on the same counterpart.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year indicated above.

ENRON ENERGY SERVICES, LLC               EMW ENERGY SERVICES CORP.


By:      /s/ MARK S. MULLER              By:      /s/ JIMMIE L. WILLIAMS
   ---------------------------------        -------------------------------

Print:   Mark S. Muller                  Print:   Jimmie L. Williams
      ------------------------------           ----------------------------

Title:   Sr. Vice President              Title:   Vice President
      ------------------------------           ----------------------------

Date:    January 6, 2000                 Date:    January 6, 2000
     -------------------------------          ------------------------------

                                   SCHEDULE A


1.       ASSIGNED SOFTWARE:

         Forecaster
         Retail Gas System
         Electric Risk Book (includes Deal Tracker, Intra-Month Book) Rate Engine (includes Load Library, Load Wizard)
         PowerMod/BatchMod pricing model
         GasMod pricing model

2.       THIRD PARTY SOFTWARE

         Microsoft Office 97 Suite (including Access 97 and Excel 97) SQL Server7.0
         MDMA
         STAT

3.       DATABASES

         WeatherBank
         TeleRate
         ENA Price Curve Database
         Curve Management System Database
         Load Wizard Database
         Third party residential data from utilities (via internet or other public source)
         Third party residential profile data, to the extent available, from source such as Regional Economic Research

         Dept. of Energy Model database model (internet)

4.       DESCRIPTION OF DOCUMENTATION

         Specifications attached as Schedule B
         Rate Engine User Manual

                                   SCHEDULE B

                                 SPECIFICATIONS


1. Forecaster and Associated Software: Present State - System Requirements Specification

2. Rate Engine and Associated Software: Present State - System Requirements Specification

3. Electric Risk Book and Associated Software: Present State - System Requirements Specification

4. Retail Gas System and Associated Software: Present State - System Requirements Specification

                                   SCHEDULE C

                        MAINTENANCE AND SUPPORT SERVICES

         EMW Energy Services, Inc. - SSAEMW Software Support Agreement

                                   SCHEDULE D

                             ARBITRATION PROCEDURES

        (a) The parties to this Agreement agree that any dispute, controversy or claim that may arise between or among them in connection with or otherwise relating to this Agreement or the application, implementation, validity or breach of this Agreement or any provision of this Agreement (including, without limitation, claims based on contract, tort or statute), shall be finally, conclusively and exclusively settled by binding arbitration in Wilmington, Delaware in accordance with the commercial arbitration rules (the "Rules") of the American Arbitration Association or any successor thereto ("AAA") then in effect. The parties to this Agreement hereby expressly waive their right to seek remedies in court, including the right to trial by jury, with respect to any matter subject to arbitration pursuant to this Agreement. Any party to this Agreement may bring an action, including, without limitation, a summary or expedited proceeding in any court having jurisdiction, to compel arbitration of any dispute, controversy or claim to which the provisions hereof apply. Except with respect to the following provisions (the "Special Provisions") which shall apply with respect to any arbitration pursuant hereto, the initiation and conduct of arbitration shall be as set forth in the rules, which rules are incorporated in this Agreement by reference with the same effect as if they were set forth in this Agreement.

        (b) In the event of any inconsistency between the Rules and the Special Provisions, the Special Provisions shall control. Any references in the Rules to a sole arbitrator shall be deemed to refer to the tribunal of arbitrators provided for under paragraph (d) hereof.

        (c) The arbitration shall be administered by the AAA. If the AAA is unable or legally precluded from administering the arbitration, then the parties shall agree upon an alternative arbitration organization, provided that, if the parties cannot agree, such organization shall be selected by the Chief Judge of the United States District Court for the District which includes Wilmington, Delaware.

        (d) The arbitration shall be conducted by a tribunal of three (3) arbitrators. Within ten (10) days after arbitration is initiated pursuant to the Rules, the initiating party or parties (the "Claimant") shall send written notice to the other party or parties (the "Respondent"), with a copy to the office of the AAA having responsibility for Wilmington, Delaware, designating the first arbitrator (who shall not be a representative or agent of any party (i.e., shall be impartial and independent) but may or may not be an AAA panel member and, in any case, shall be reasonably believed by the Claimant to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such person to competently perform arbitral duties). With ten (10) days after receipt of such notice, the Respondent shall send written notice to the Claimant, with a copy to the office of the AAA having responsibility for Wilmington, Delaware and to the first arbitrator, designating the second arbitrator (who shall not be a representative or agent of any party (i.e., shall be impartial and independent) but may or may not be an AAA panel member and, in any case, shall be reasonably believed by the Respondent to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such person to competently perform arbitral duties). Within ten (10) days after such notice from the Respondent is received by the Claimant, the two designated arbitrators shall select any mutually agreeable third arbitrator. If the respective designated arbitrators of the Respondent and the Claimant cannot so agree within said ten (10) day period, then the third arbitrator will be determined pursuant to the Rules. Prior to commencement of the arbitration proceeding, each arbitrator shall have provided the parties with a resume outlining such arbitrator's background and qualifications and shall confirm that such arbitrator is not and has not been a representative or agent of any of the parties. If any arbitrator shall die, fail to act, resign, become disqualified or otherwise cease to act, then the arbitration proceeding shall be delayed for fifteen (15) days and the party by or on behalf of whom such arbitrator was appointed shall be entitled to appoint a substitute arbitrator (meeting the qualifications set forth in this paragraph (d) within such fifteen (15) day period; provided, however, that if the party by or on behalf of whom such arbitrator was appointed shall fail to appoint a substitute arbitrator within such fifteen (15) day period, the substitute arbitrator shall be a neutral arbitrator appointed by the AAA arbitrator within fifteen (15) days thereafter.

        (e) All arbitration hearings shall be commenced within ninety (90) days after arbitration is initiated pursuant to the Rules, unless, upon a showing of good cause by a party to the arbitration, the tribunal of arbitrators permits the extension of the commencement of such hearing; provided, however, that any such extension shall not be longer than sixty (60) days.

        (f) All claims presented for arbitration shall be particularly identified and the parties to the arbitration shall each prepare a statement of their position with recommended courses of action. These statements of position and recommended courses of action shall be submitted to the tribunal of arbitrators chosen as provided hereinabove for binding decision. The tribunal of arbitrators shall not be empowered to make decisions beyond the scope of the position papers.

        (g) The arbitration proceeding will be governed by the substantive laws of the State of Delaware and will be conducted in accordance with such procedures as shall be fixed for such purpose by the tribunal of arbitrators, except that (i) discovery in connection with any arbitration proceeding shall be conducted in accordance with the Federal Rules of Civil Procedure and applicable case law, (ii) the tribunal of arbitrators shall have the power to compel discovery, and (iii) unless the parties otherwise agree and except as may be provided herein, the arbitration shall be governed by the Federal Arbitration Act, 9 U.S. Sections 1-16, to the exclusion of any provision of state law or other applicable law or procedure inconsistent therewith or which would produce a different result. The parties shall preserve their right to assert and to avail themselves of the attorney-client and attorney-work product privileges, and any other privileges to which they may be entitled pursuant to applicable law. No party to the arbitration or any arbitrator may compel or require mediation and/or settlement conferences without the prior written consent of all such parties.

        (h) The tribunal of arbitrators shall make an arbitration award as soon as possible after the later of the close of evidence or the submission of final briefs, and in all cases the award shall be made not later than thirty (30) days following submission of the matter. The finding and decision of a majority of the arbitrators shall be final and shall be binding upon the parties. Judgment upon the arbitration award or decision may be entered in any court having jurisdiction thereof or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The tribunal of arbitrators shall have the authority to assess liability for pre-award and post-award interest on the claims, attorneys' fees, expert witness fees and all other expenses of arbitration as such arbitrators shall deem appropriate. Unless otherwise agreed by the parties, the arbitration award shall include findings of fact and conclusions of law. IT IS EXPRESSLY AGREED THAT NOTWITHSTANDING ANY OTHER PROVISION HEREIN TO THE CONTRARY, THE ARBITRATORS SHALL HAVE ABSOLUTELY NO AUTHORITY TO AWARD CONSEQUENTIAL DAMAGES (SUCH AS
LOSS OF PROFIT), TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE UNDER ANY CIRCUMSTANCES REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER DELAWARE LAW, THE LAW OF ANY OTHER STATE, OR FEDERAL LAW OR UNDER ANY RULES
OF ARBITRATION.

        (i) Notwithstanding any provision herein to the contrary, nothing herein shall be construed to require arbitration of a claim or dispute brought by a person who is not a party to this Agreement, or affect the ability of any party to interplead or otherwise join another party in a proceeding brought by a person who is not a party to this Agreement.

        (j) EACH PARTY UNDERSTANDS THAT THIS AGREEMENT CONTAINS AN AGREEMENT TO ARBITRATE WITH RESPECT TO ANY DISPUTE OR NEED OF INTERPRETATION OF THIS AGREEMENT. AFTER SIGNING THIS AGREEMENT, EACH PARTY UNDERSTANDS THAT IT WILL NOT BE ABLE TO BRING A LAWSUIT GOVERNING ANY DISPUTE THAT MAY ARISE WHICH IS COVERED BY THE ARBITRATION PROVISION, EXCEPT TO COMPEL ARBITRATION OR SEEK INJUNCTIVE RELIEF. INSTEAD, EACH PARTY AGREES TO SUBMIT ANY SUCH DISPUTE TO ARBITRATION.